Exhibit 10.4

FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT
THIS FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Amendment”) is made and entered into as of March 1, 2017, by and between Cardiovascular Systems, Inc., a Delaware corporation (“Seller”), and Krishna Holdings, LLC, a Minnesota limited liability company and its assigns (“Purchaser”).
RECITALS:
A.Purchaser and Seller are parties to that certain Purchase and Sale Agreement dated as of December 29, 2016, as amended by that certain First Amendment to Purchase Agreement dated February 2, 2017, as amended by that certain Second Amendment to Purchase Agreement dated February 15, 2017 and as amended by that certain Third Amendment to Purchase Agreement dated February 23, 2017 (collectively, the “Purchase Agreement”).
B.    Purchaser provided written objections to matters of title by letter from its counsel dated as of January 31, 2017 (“Purchaser’s Objections”).
C.    Seller provided a response to Purchaser’s Objections by letter from its counsel dated as of February 9, 2017.
D.    Purchaser and Seller desire to amend the Purchase Agreement to address resolving certain of Purchaser’s Objections and extending the expiration of the Inspection Period.
AGREEMENTS:
NOW, THEREFORE, in consideration of the foregoing Recitals, which, by this reference thereto, are hereby incorporated into the body of this Amendment, and for other good, fair and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.    Defined Terms. Capitalized terms utilized in this Amendment and not separately defined herein shall have the meanings ascribed to them in the Purchase Agreement
2.    Revised Lease Agreement. The form of Lease Agreement attached to the Purchase Agreement as Exhibit C that is to be executed by Purchaser and Seller at Closing is hereby amended as follows:
a.    Exhibit A, Defined Terms, is hereby amended as follows:
i.    by adding the following defined term and definition: “‘Environmental Covenant’ means that certain Environmental Covenant and Easement by and between Lessee and the Minnesota Pollution Control Agency, which was filed of record with the Office of the Ramsey County Registrar of Titles on May 26, 2016, as Document No. T02558659.”

ii.    by deleting the definition of “Remediation” and replacing it with the following terms: “‘Remediation’ means any response, remedial, removal, or corrective action, any activity to monitor, clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits, covenants, or action plans issued pursuant thereto, including without limitation, the Environmental Covenant or any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs, including without limitation, under the Environmental Covenant.”
b.     Section 8.03(c) of the Lease Agreement is hereby deleted in its entirety and replaced with the following: “Indemnification. Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses, including, but not limited to, all Costs of Remediation (whether or not performed voluntarily), arising out of or in any way relating to any Environmental Laws, Hazardous Materials, Regulated Substances, above or below ground storage tanks, the Environmental Covenant (including the obligations of the “owner” under the Environmental Covenant), and other environmental matters concerning the Property, to the extent caused by or through Lessee.
c.    The following shall be added to the end of Section 8.02 of the Lease Agreement: “All references to any obligations of the “owner” in the Environmental Covenant shall apply solely to Lessee, and any failure by Lessee to comply with such obligations shall constitute an Event of Default under this Lease.”
3.    Additional Seller Representation. The following Section 4.01(q) is hereby added: “Seller is in compliance with all of its obligations under the Environmental Covenant and Easement dated by and between Lessee and the Minnesota Pollution Control Agency, which was filed of record with the Office of the Ramsey County Registrar of Titles on May 26, 2016, as Document No. T02558659.”
4.    Seller’s Closing Documents.
a.     Section 5.01(a)(i) is hereby deleted and replaced in its entirety with the following: “The Deed, which will contain the following notice: THE INTEREST CONVEYED HEREBY IS SUBJECT TO AN ENVIRONMENTAL COVENANT UNDER MINN. STAT. CH. 114E, DATED MAY 18, 2016, RECORDED IN THE OFFICIAL PROPERTY RECORDS OF RAMSEY COUNTY, MINNESOTA AS DOCUMENT NO. 2558659.”
b.    The following is hereby added as Section 5.01(a)(xi): “Seller will provide written notice to the Minnesota Pollution Control Agency within thirty (30) days after the Closing Date of the transfer of the title to the Property to Purchaser. The notice shall identify the name and contact information of Purchaser, and the portion of the Property conveyed to Purchaser.”
c.    The following is hereby added as Section 5.01(a)(xii): “Seller will use commercially reasonable efforts to deliver to Purchaser at Closing an executed Estoppel Certificate from the City of New Brighton, which Estoppel Certificate shall be substantially in the form attached to this Amendment as Exhibit A.”
d.    The following is hereby added as Section 5.01(a)(xiii): “Seller will use commercially reasonable efforts to deliver to Purchaser at Closing an executed Certificate of Completion from the City of New Brighton in recordable form, as provided for in the Redevelopment Property Deed from the City of New Brighton to Seller, dated as of June 11, 2014, and recorded on June 12, 2014, with the Office of the Ramsey County Recorder as Document No. A04513752 and with the Office of the Ramsey County Registrar of Titles as Document No. T02507432.”
5.    Extension of Expiration of Inspection Period. The definition of Inspection Period in Section 5.03 is hereby amended by deleting the expiration date of "March 1, 2017," and replacing it with "March 3, 2017."
6.    Approval of Improvements. Purchaser acknowledges that Seller intends to make certain improvements to the Property after the Closing Date as described on attached Exhibit B (the “Planned Improvements”). Purchaser hereby consents to the Planned Improvements as required under Section 7.02 of the Lease.
7.    Miscellaneous. Except as expressly set forth in this Amendment, the Purchase Agreement remains unmodified and in full force and effect. The provisions of this Amendment inure to the benefit of Purchaser and Seller and shall be binding on their successors and assigns.
8.    Counterparts. This Amendment may be executed in counterparts which taken together shall be considered one and the same instrument. Such counterparts may be evidenced by facsimile or electronic (PDF) signature pages.

[SIGNATURE PAGES TO FOLLOW.]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Amendment as of the date first above written.
SELLER:
Cardiovascular Systems, Inc.

By:    _/s/ Jeffrey S. Points___________

Name:    __Jeffrey S. Points____________

Title:    _Corporate Controller & Treasurer

PURCHASER:
Krishna Holdings, LLC

By:    _/s/ Ashish Aggarwal __________

Name:    ___ Ashish Aggarwal ___________

Title:    __Chief Manager_______________

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